UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2010 (May 5, 2010)
Triangle Capital Corporation
(Exact name of registrant as specified in its charter)

Maryland	001-33130	06-1798488

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3700 Glenwood Avenue, Suite 530, Raleigh, North Carolina	27612

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (919) 719-4770
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
     Item 5.07. Submission of Matters to a Vote of Security Holders
SIGNATURES

Item 5.07. Submission of Matters to a Vote of Security Holders.
     Triangle Capital Corporation (the “Company”) held its annual meeting of stockholders (the “Annual Meeting”) on May 5, 2010. Following are descriptions of the matters voted on at the Annual Meeting and the final results of such voting:
Proposal 1 — Election of Directors
     The following individuals, constituting all of the nominees named in the Company’s Proxy’s Statement, were elected as directors to serve until the 2011 annual meeting of stockholders and until their successors have been duly elected and qualified. The following votes were taken in connection with this proposal:

Director	For	Withheld	Broker Non-Votes
Garland S. Tucker, III	7,198,123	355,626	3,239,364
Brent P.W. Burgess	7,196,951	356,798	3,239,364
Steven C. Lilly	7,190,323	363,426	3,239,364
W. McComb Dunwoody	7,194,887	358,862	3,239,364
Mark M. Gambill	7,200,248	353,501	3,239,364
Benjamin S. Goldstein	7,194,405	359,344	3,239,364
Simon B. Rich, Jr.	7,198,081	355,668	3,239,364
Sherwood H. Smith, Jr.	7,192,262	361,487	3,239,364

Proposal 2 — Approval to Sell Shares Below Net Asset Value
     A proposal to authorize the Company, pursuant to approval of its Board of Directors, to sell shares of its common stock for a period of one year at a price below the Company’s then current net asset value per share, was approved. The following votes were taken in connection with this proposal:

For	Against	Abstain	Broker Non-Votes
6,605,898	849,229	98,616	3,239,364

     This proposal was also approved by our non-affiliated stockholders by a vote of 5,732,249 shares for, 849,229 against, 98,616 abstained and 3,239,364 broker non-votes.
Proposal 3 — Ratification of Appointment of Ernst & Young as Independent Auditors
     The proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 was approved. The following votes were taken in connection with this proposal:

For	Against	Abstain
10,573,507	178,993	40,613

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triangle Capital Corporation

Date: May 10, 2010	By:	/s/ Steven C. Lilly

Steven C. Lilly Chief Financial Officer

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